As filed with the Securities and Exchange Commission on June 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	43- 1790877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig L. Evans

Senior Vice President, General Counsel and Secretary

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. Allen

B. Scott Gootee

Stinson LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 842-8600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common shares of beneficial interest, $0.01 par value per share	15,000,000	(1)	(1)	$0(1)

(1)

Pursuant to Rule 415(a)(6) under the under the Securities Act of 1933, as amended (the “Securities Act”), all 15,000,000 of the common shares registered hereunder are unsold securities previously registered on a registration statement on Form S-3 (File No. 333-211813) initially filed on June 3, 2016 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the $107,351.24 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. Because a filing fee previously was paid with respect to those securities, there is no filing fee under this registration statement. In accordance with Rule 415(a)(6) under the Securities Act, the offering of securities on the Prior Registration Statement will be deemed terminated as of the effective date of this registration statement.

(2)

Pursuant to Rule 416 under the Securities Act, such number of common shares registered hereby shall include an indeterminate number of common shares that may be issued in connection with a share split, share dividend or similar event, for which no separate consideration will be paid.

PROSPECTUS

Dividend Reinvestment and Direct Share Purchase Plan

We are pleased to offer you the opportunity to participate in the EPR Properties Dividend Reinvestment and Direct Share Purchase Plan, or the Plan. The Plan has two components: a dividend reinvestment component and a direct share purchase component. The dividend reinvestment component provides our shareholders with an easy and economical way to designate all or any portion of the cash distributions, which we also refer to as dividends, on our common shares of beneficial interest, par value $0.01 per share, or common shares, for reinvestment in additional common shares. The direct share purchase component permits our shareholders and new investors to purchase our common shares in an economical and convenient manner.

This prospectus relates to 15,000,000 common shares to be offered for purchase under the Plan. Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “EPR.” On May 31, 2019, the closing price of our common shares was $78.10 per share.

Key features of the Plan are that you can:

•	Enroll in the Plan even if you are not a current EPR Properties shareholder;

•	Purchase shares through the Plan without a personal broker and, in many cases, without paying a commission;

•	Automatically reinvest all or any portion of your cash dividends in additional common shares;

•	Purchase shares as a new investor with a minimum initial investment of $200 and invest up to $10,000 per month;

•	In some instances, subject to our approval, make optional cash payments in excess of $10,000 to purchase common shares, at a discount of 0% to 5% as we determine in our sole discretion;

•	Authorize automatic monthly investments of $50 or more in our common shares from a checking or savings account;

•	Transfer your shares easily; and

•	Own and transfer your shares without holding or delivering physical certificates.

To ensure that we continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes, no shareholder may own more than 9.8% (in value or number) of the outstanding shares of any class or series of our common shares or preferred shares unless approved by our Board of Trustees. See “Description of Certain Provisions of Maryland Law and EPR’s Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Shares.”

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, Computershare Trust Company N.A., or Computershare, toll free at (800) 884-4225, 24 hours a day, seven days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 6:00 P.M. Eastern time.

Investing in our common shares involves risks. See the “Risk Factors” section on page 5 of this prospectus. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission, which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2019.

i

The Plan supersedes and replaces our Dividend Reinvestment and Direct Share Purchase Plan, dated June 3, 2016, or the Prior Plan. All participants in the Prior Plan will automatically be enrolled in the Plan. If you are a participant in the Prior Plan and, after reviewing this prospectus, you do not wish to be enrolled in the Plan, please contact the Plan Administrator.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC.

This prospectus provides you with a general description of the Plan and the securities we may offer thereunder. You should read this prospectus and the other information described in “Where You Can Find More Information” prior to investing.

As allowed by SEC rules, this prospectus does not contain all the information included in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus or that are incorporated by reference into this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. The registration statement can be read at the SEC website as discussed under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “Company” or “EPR” mean EPR Properties. When we refer to our “Declaration of Trust” we mean EPR Properties’ Amended and Restated Declaration of Trust, including the articles supplementary for each series of preferred shares, as amended. When we refer to our “Bylaws” we mean EPR Properties’ Amended and Restated Bylaws, as amended. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms, or by discussions of strategy, plans or intentions in this prospectus.

Factors that could materially and adversely affect us include, but are not limited to, the factors listed below:

•	Global economic uncertainty and disruptions in financial markets;

•	Reduction in discretionary spending by consumers;

•	Adverse changes in our credit ratings;

•	Fluctuations in interest rates;

•	Defaults in the performance of lease terms by our tenants;

•	Defaults by our customers and counterparties on their obligations owed to us;

•	A borrower’s bankruptcy or default;

•	Our ability to renew maturing leases on terms comparable to prior leases and/or our ability to locate substitute lessees for these properties on economically favorable terms;

•	Risks of operating in the entertainment industry;

•	Our ability to compete effectively;

•	Risks associated with a single tenant representing a substantial portion of our lease revenues;

•

The ability of our public charter school tenants to comply with their charters and continue to receive funding from local, state and federal governments, the approval by applicable governing authorities of substitute operators to assume control of any failed public charter schools and our ability to negotiate the terms of new leases with such substitute tenants on acceptable terms;

•	The ability of our build-to-suit tenants to achieve sufficient operating results within expected timeframes and therefore have capacity to pay their agreed upon rent;

•	The ability of our early childhood education tenant, Children’s Learning Adventure, to successfully transition our properties to one or more third party operators;

•

Risks associated with potential criminal proceedings against one of our waterpark mortgagors and certain related parties, which could negatively impact the likelihood of repayment of the related mortgage loans secured by the waterpark and other collateral;

•	Risks relating to our tenants’ exercise of purchase options or borrowers’ exercise of prepayment options related to our education properties;

•	Risks associated with our dependence on third-party managers to operate certain of our recreation anchored lodging properties;

•	Risks associated with our level of indebtedness;

•	Risks associated with use of leverage to acquire properties;

•	Financing arrangements that require lump-sum payments;

•	Our ability to raise capital;

•	Covenants in our debt instruments that limit our ability to take certain actions;

•	The concentration and lack of diversification of our investment portfolio;

•	Our continued qualification as a real estate investment trust for U.S. federal income tax purposes and related tax matters;

•	The ability of our subsidiaries to satisfy their obligations;

•	Financing arrangements that expose us to funding or purchase risks;

•	Our reliance on a limited number of employees, the loss of which could harm operations;

•	Risks associated with the employment of personnel by managers of our recreation anchored lodging properties;

•	Risks associated with security breaches and other disruptions;

•	Changes in accounting standards that may adversely affect our financial statements;

•	Fluctuations in the value of real estate income and investments;

•

Risks relating to real estate ownership, leasing and development, including local conditions such as an oversupply of space or a reduction in demand for real estate in the area, competition from other available space, whether tenants and users such as customers of our tenants consider a property attractive, changes in real estate taxes and other expenses, changes in market rental rates, the timing and costs associated with property improvements and rentals, changes in taxation or zoning laws or other governmental regulation, whether we are able to pass some or all of any increased operating costs through to tenants or other customers, and how well we manage our properties;

•	Our ability to secure adequate insurance and risk of potential uninsured losses, including from natural disasters;

•	Risks involved in joint ventures;

•	Risks in leasing multi-tenant properties;

•	A failure to comply with the Americans with Disabilities Act or other laws;

•	Risks of environmental liability;

•	Risks associated with the relatively illiquid nature of our real estate investments;

•	Risks with owning assets in foreign countries;

•	Risks associated with owning, operating or financing properties for which the tenants’, mortgagors’ or our operations may be impacted by weather conditions and climate change;

•	Risks associated with the development, redevelopment and expansion of properties and the acquisition of other real estate related companies;

•	Our ability to pay dividends in cash or at current rates;

•	Fluctuations in the market prices for our shares;

•	Certain limits on changes in control imposed under law and by our Declaration of Trust and Bylaws;

•	Policy changes obtained without the approval of our shareholders;

•	Equity issuances that could dilute the value of our shares;

•	Future offerings of debt or equity securities, which may rank senior to our common shares;

•	Risks associated with changes in foreign exchange rates; and

•	Changes in laws and regulations, including tax laws and regulations.

You should consider the risks described in the “Risk Factors” section of this prospectus and the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, in evaluating any forward-looking statements included or incorporated by reference in this prospectus.

Given these uncertainties, you should not place undue reliance on forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.

RISK FACTORS

An investment in our common shares involves certain risks. See Questions 40 and 41 beginning on page 25 of this prospectus. Before buying our securities, you should read and consider the risk factors included in our periodic reports, including the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, and in other information that we file with the SEC, which is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

THE COMPANY

We are a self-administered real estate investment trust, or “REIT.” Our investment portfolio includes primarily entertainment, recreation and education properties.

We have elected to be treated as a REIT for U.S. federal income tax purposes. In order to maintain our status as a REIT, we must comply with a number of requirements under U.S. federal income tax law that are discussed in “U.S. Federal Income Tax Considerations” and, to the extent applicable, in our other periodic reports and in our other information that we file with the SEC.

Our executive offices are located at 909 Walnut Street, Suite 200 Kansas City, Missouri 64106. Our telephone number is (816) 472-1700.

INFORMATION ABOUT THE PLAN

1. What is the purpose of the Plan?

The Plan is a convenient and economical share purchase program available for existing investors to increase their holdings and for new investors to make an initial investment in our common shares. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in our common shares. Participants may also elect to make optional cash investments through the Plan Administrator, Computershare Trust Company, N.A., which we refer to as Computershare. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common shares. We may also use the Plan to raise additional capital through the direct sale of our common shares to shareholders or new investors, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales to raise additional capital.

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience. In addition, enrollment forms are also available, and may be completed, online. You can access these services through Computershare’s website, www.computershare.com/investor.

2. What options are available under the Plan?

If you are an EPR shareholder and elect to participate in the Plan, you may have cash dividends on all or any portion of our common shares held by you, automatically reinvested in additional common shares. If you are a new investor, you may make an initial investment through the Plan, subject to a minimum investment of $200 and a maximum investment of $10,000. As a participant in the Plan, you may also make optional cash investments through the Plan, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. We may permit an initial investment and optional cash investments in greater amounts, at our discretion. Optional cash investments in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. We may establish a discount ranging from 0% to 5% with respect to shares purchased from us for cash purchases exceeding $10,000 per month that we have approved pursuant to a Request for Waiver. Please refer to Question 8 for additional information regarding initial investments, and to Questions 12 through 14 for further information regarding optional cash investments.

3. What are the benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan are as follows:

•	You may automatically reinvest cash dividends on all or a portion of your holdings of common shares in additional common shares.

•

You may also invest in common shares by making cash investments, subject to a minimum and maximum amount. You may make cash purchases up to a maximum amount of $10,000 by check or via the internet from a pre-designated bank account. You may make cash investments occasionally or at regular intervals. You may make cash investments even if you do not elect to participate in the Plan’s dividend reinvestment option. You may make cash purchases whether you currently own common shares or are a new investor.

•	Common shares purchased directly from us under the Plan will be issued without a sales commission.

•

Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed up to six decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional common shares, unless you specify otherwise.

•

You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 27.

•

The Plan offers a “share safekeeping” service that allows you to deposit your common share certificates with the Plan Administrator at no cost and to have your ownership of common shares purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

•

You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in our common shares purchased under the Plan is not different from any investment in our common shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•

If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common shares under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 38 “What are the U.S. federal income tax consequences of participating in the Plan.”

•

You will have limited control over the specific timing of purchases and sales of common shares under the Plan. Because the Plan Administrator must receive funds for a cash purchase prior to the actual purchase date of the common shares, your investments may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice, change our determination as to whether common shares will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 17 and 21.

•	The purchase price for common shares purchased under the Plan may exceed the price of acquiring common shares on the open market at any given time on the actual purchase date.

4. Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents, whether or not they currently own our common shares.

5. Can non-U.S. citizens participate in the Plan?

Yes. If you are not a U.S. citizen, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

6. How do I enroll in the Plan if I am already an EPR shareholder?

After being furnished with a copy of this prospectus, you may join the Plan at any time by enrolling online through Computershare at www.computershare.com/investor or by completing and returning the enclosed enrollment form. All Plan materials, including enrollment forms, as well as other Plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 31 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll online.

7. I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the beneficial owner of common shares registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those securities into your own name and depositing those common shares into the Plan for safekeeping and/or electing to reinvest cash dividend payments on those common shares (see the answer to Question 27); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

8. I am not currently an EPR shareholder. How do I enroll in the Plan?

If you do not currently own any of our common shares and you wish to become a shareholder and a participant in the Plan, you may join the Plan by using one of the following methods.

Internet. Go to www.computershare.com/investor and follow the instructions provided for opening an EPR shareholder account. You will be asked to complete an online enrollment form and to submit an initial investment. To make your initial investment, you may (a) authorize a one-time deduction from your U.S. bank account for at least $200 up to a maximum of $10,000 or (b) authorize automatic monthly deductions from your U.S. bank account for a minimum of $50 (and up to a maximum of $10,000) for at least four consecutive purchases. Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. See Question 12 below for more information.

Mail. Complete the enclosed enrollment form and return it, along with your initial investment, to the address provided. To make your initial investment, you may (a) enclose a check for a minimum of $200 up to a maximum of $10,000, made payable to “Computershare—EPR Properties,” or (b) authorize automatic monthly deductions from your U.S. bank account for a minimum of $50 (and up to a maximum of $10,000) for at least four consecutive purchases. Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. See Question 12 below for more information.

All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks and third party checks will not be accepted.

Additional enrollment materials can be obtained by calling Computershare (800) 884-4225 or by accessing Computershare’s website at www.computershare.com/investor.

9. Are there fees associated with participation in the Plan?

Yes. The following fees apply to your enrollment and participation in the Plan:

Costs to the Participant

	One Time Fee	Service Fee	Processing Fee (Including Brokerage Commissions)
Initial Investment Fee for First-Time Investors	None	None	None
Subsequent Purchases and Dividend Reinvestments	None	None	None
Batch Order Sales	None	$25	$0.12 per share
Limit Order Sales	None	$25	$0.12 per share
Good-Til –Cancel Limit Order	None	$25	$0.12 per share
Market Order Sales	None	$25	$0.12 per share
Sales processed over the telephone by a customer service representative	Customer service representative will entail an additional transaction fee of $15
Insufficient Funds	$35, see Question 20 For More information	None	None

10. What are the dividend payment options?

You may select from the following dividend options:

Full Dividend Reinvestment. You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

Partial Dividend Reinvestment. You may elect to receive part of your dividends in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares.

No Dividend Reinvestment. You may elect to receive all of your dividends in cash by designating your election on your enrollment form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Dividends paid in cash will be sent to you by check or by direct deposit (as you may elect) in the manner in which such dividends are sent to shareholders of the Company.

11. If I reinvest dividends, will I still owe taxes on the amount reinvested?

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service, or IRS. You will be treated for federal income tax purposes as having received a dividend on the related date of purchase of common shares under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See Question 38 below for more information.

Computershare will begin to reinvest your dividends automatically on the next dividend payment date after Computershare receives your fully completed enrollment form and initial investment, if applicable. If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

12. How do I make an additional investment?

You may make optional cash investments by choosing any of the following three options:

Check Investment. You may make optional cash investments in our common shares by sending to Computershare a check for the purchase of additional shares. The check must be made payable to “Computershare—EPR Properties,” drawn on a U.S. bank and payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, Computershare is unable to accept checks clearing through non-U.S. banks. All checks should be sent to Computershare, at the address provided in Question 31. Computershare will not accept cash, money orders, traveler’s checks or third party checks.

Automatic Investment from a Bank Account. You may elect to have funds automatically withdrawn every month from your checking or savings account by electronic funds transfer at a qualified U.S. financial institution. You may elect the automatic cash withdrawal option online at www.computershare.com/investor, or by completing and returning a direct debit authorization form, along with a voided blank check or a checking or savings account deposit slip. Please allow four to six weeks for the first investment to be initiated. Once automatic deductions begin, funds will be withdrawn from your bank account on the twelfth (12th) day of each month, or the next business day if that day is not a business day. Funds so withdrawn will be invested on the next Purchase Date (as described in the response to Question 17).

Once initiated, automatic monthly deductions will continue at the level you set until you change your instruction by notifying Computershare. You may change the amount of money or terminate the automatic monthly withdrawal of funds by going to www.computershare.com/investor, or by completing and submitting a new direct debit authorization form. To be effective for a particular month, Computershare must receive your request at least seven business days prior to the applicable debit date.

Online Investments. You may make optional cash investments online through Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your U.S. bank account.

See Question 17 for information regarding Purchase Dates.

13. What are the minimum and maximum amounts for optional cash investments?

If you are a current shareholder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $50 per month, and up to a maximum of $10,000 per month (except pursuant to a request for approval to make an optional cash investment in excess of $10,000, as described below).

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

14. How do I make optional cash investments in excess of $10,000 per month?

Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash investment in excess of $10,000, which shall be made on a request form, which we also refer to as a Request for Waiver. We expect to approve requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

We have the sole discretion to approve, reduce or reject any request to make an optional cash investment in excess of the $10,000 maximum allowable amount during any month. We may grant such requests by any method that we determine to be appropriate. In deciding whether to approve, reduce or reject your request, we may consider, among other things, the following factors:

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of our common shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of our common shares;

•	the extent and nature of your prior participation in the Plan;

•	the number of common shares you hold of record;

•	the total amount of optional cash investments in excess of $10,000 for which requests have been submitted;

•	order of receipt of Request for Waiver; and

•	whether, at the time of such request, the Plan Administrator is acquiring our common shares for the Plan directly from us or through open market transactions.

We will decide whether to approve a submitted Request for Waiver within three business days of the receipt of the request. If you do not receive a response from us in connection with your request, you should assume that we have denied your request.

If a request is approved, funds must be received by the Plan Administrator by wire transfer no later than 3:00 P.M., Eastern time, one business day prior to the first day of the relevant Pricing Period (as defined below). We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. To obtain a request form or additional information, a participant may call us at (816) 472-1700 or visit our website, at www.eprkc.com. Completed request forms should be faxed directly to us “Attn: DSPP Waiver Request” at (816) 472-5794 or such other number as we may establish from time to time.

Purchase Price of Shares for Optional Cash Investments in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a Threshold Price as more fully described below. The Purchase Price may be reduced by the Waiver Discount that we have provided for optional cash investments in excess of $10,000 on each Purchase Date. If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, which will generally consist of one to 12 consecutive separate trading days on the New York Stock Exchange. Each of these separate trading days will be a Purchase Date, and an equal proportion of your optional cash investment will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Purchase Date will be equal to the consolidated volume weighted average price (subject to change as provided below), rounded to four decimal places, of our common shares as reported by the New York Stock Exchange, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, less any Waiver Discount. For example, if a cash investment of $1,000,000 is made pursuant to an approved Request for Waiver, and the Pricing Period consists of ten trading days, there would be ten separate investments, each for $100,000, beginning on the Pricing Period commencement date and continuing for ten trading days. The number of shares purchased for each Purchase Date would be calculated by dividing the proportionate amount of the approved waiver request amount, in this example $100,000, by the consolidated volume weighted average price obtained from Bloomberg, LP, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that

Purchase Date, less any Waiver Discount. Plan shares will not be available to Plan participants until the conclusion of each Pricing Period, unless we activate the Continuous Settlement Feature (see below).

The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of common shares on each Purchase Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price, or Threshold Price, applicable to optional cash purchases made pursuant to a Request for Waiver. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the consolidated volume weighted average price, rounded to four decimal places, of our common shares as reported on the New York Stock Exchange, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the consolidated volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of our common shares are made on the New York Stock Exchange. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the Pricing Period Extension Feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the Pricing Period Extension Feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common shares reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common shares were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had activated the Pricing Period Extension Feature at the time of the Request for Waiver acceptance, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Purchase Dates in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the Continuous Settlement Feature, shares will be available to Plan Participants within three business days of each Purchase Date beginning on the first trading day in the relevant Pricing Period and ending on the final trading day in the relevant Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the Continuous Settlement Feature, at the time of the Request for Waiver form acceptance.

Return of Unsubscribed Funds. We will return a portion of each optional cash investment in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of our common shares are reported on the New York Stock Exchange, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days on which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10-day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. We may establish a discount from the market price applicable to optional cash investments in excess of $10,000 made pursuant to a Request for Waiver. This discount, which we also refer to as the Waiver Discount, may be between 0% and 5% of the purchase price and may vary for each Pricing Period and for each optional cash investment.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds, current and projected capital needs and other factors. Setting a Waiver Discount for a particular Pricing Period shall not affect the setting of a Waiver Discount for any other Pricing Period. The Waiver Discount will apply only to optional cash investments of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discount will apply to the entire optional cash investment and not just the portion of the optional cash investment that exceeds $10,000.

15. What transactions can I conduct through Computershare’s online services?

Computershare offers you a convenient way to invest in our common shares completely online, without having to send in any forms or checks by mail. Through Computershare’s online services, you may:

•	Enroll in the Plan;

•	Authorize a one-time withdrawal of funds from your U.S. bank account to make your initial investment or to purchase additional common shares;

•	Establish automatic monthly investments;

•	Change your dividend reinvestment election;

•	Review your transaction history and position summary;

•	Request certificates;

•	Arrange for online sales of some or all of your shares;

•	Download enrollment and other forms;

•	Update personal information;

•	Receive transaction confirmations via email; and

•	Arrange to receive EPR annual reports and other materials over the Internet.

You can access these services through the Investor Center section of Computershare’s website, www.computershare.com/investor. Participation in the Plan through the Internet is entirely voluntary.

If you are currently an EPR shareholder, you will need your account number, social security number and password to access your account online.

16. What is the source of our common shares purchased through the Plan?

Shares will be purchased by the Plan Administrator:

•	directly from us—either in the form of newly issued shares or treasury shares;

•	from parties other than us, through open market transactions; or

•	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether common shares will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions.

Share purchases in the open market may be made on any stock exchange where our common shares are traded or in privately negotiated transactions on such terms as Computershare may reasonably determine. Neither EPR nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare and no one, other than Computershare, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares will be purchased directly from us in the form of either newly issued shares or treasury shares.

17. When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases common shares for the Plan, as described below.

Dividend Reinvestments. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date (and any succeeding NYSE trading days necessary to complete the order). If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. In addition, if the dividend is payable on a day when optional cash payments are to be invested, dividend funds may be commingled with any such pending cash investments and a combined order may be executed. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Initial and Optional Cash Investments up to and including $10,000. If the Plan Administrator acquires shares directly from us, then the Purchase Date for cash investments up to and including $10,000 will be on the 15th calendar day of each month, or the next NYSE trading day if the 15th day is not a NYSE trading day. If the Plan Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common shares in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the 15th calendar day of each month, or if the 15th day is not a NYSE trading day, the next NYSE trading day) and will be completed no later than 35 days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

Optional cash investments made by check must be received by the Plan Administrator on or before the business day prior to the next Purchase Date (as described in this Question 17). No interest will be paid on payments received and held pending investment by the Plan Administrator.

Initial and optional cash investments received after the applicable investment date deadline will be applied to purchase shares on the following Purchase Date. If you are investing online, please refer to your confirmation page for the estimated debit date for your one-time deduction. The Plan Administrator will commingle all funds received from participants. Once you have placed your order, you may only request a cash refund or otherwise change your order if your request is received by Computershare within two business days of any investment date. No interest will be paid on funds pending investment held by Computershare.

Initial and Optional Cash Investments in Excess of $10,000. The Purchase Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question 14.

18. At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

•

If the shares are purchased in the open market, Computershare may combine Plan participant purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by Computershare’s broker. Computershare may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Computershare’s broker on that Purchase Date. If the shares are purchased in the open market, the purchase price will be the weighted average price per share of shares purchased.

•

If the shares are purchased from us, the purchase price will be the volume weighted average price, rounded to four decimal places, of our common shares as reported by the New York Stock Exchange, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (through and including the NYSE closing print), for that Purchase Date, or, if no trading occurs in common shares on the applicable Purchase Date, the first NYSE trading day immediately preceding the Purchase Date for which trades are reported.

The purchase price for optional cash investments in excess of $10,000 per month is discussed in response to Question 14.

19. Will fractional shares be purchased?

If any dividend or optional cash investment is not sufficient to purchase a whole share, a fractional share equivalent will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

20. How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your Plan account necessary to satisfy the fee.

21. Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

22. Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in safekeeping in book-entry form on Computershare’s records. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

23. How may I receive a share certificate?

You may obtain a physical share certificate for some or all of your whole shares at any time by requesting Computershare to withdraw shares from your Plan account. There may be a fee for certificate issuance. You may make such a request by going to www.computershare.com/investor, calling Computershare directly at (800) 884-4225 or by using the tear-off form attached to the account statement. Certificates are normally issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account. No certificates will be issued for fractional shares. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the common shares, less any processing fee, sales fee and any other costs of sale. Please refer to Question 29 for instructions on closing your Plan account.

24. How do I replace a lost, stolen or destroyed share certificate?

If your share certificate is lost, stolen or destroyed, you should notify Computershare immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist Computershare in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). Computershare will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 3% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

25. May I add my physical EPR common shares to my Plan account for safekeeping?

At the time of enrollment in the Plan or at any later time, you may use the Plan’s share certificate safekeeping service to deposit with Computershare any common share in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to Computershare at the address provided in Question 31. You should not sign the certificate(s) or complete the assignment section. Since you bear the risk of loss in transit, you should send your share certificates by registered mail, return receipt requested and properly insured. Shares held through your Plan account will be protected against certificate loss, theft and damage.

26. How may I sell shares I hold through the Plan?

You can sell some or all of the shares held in your Plan account by contacting Computershare. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling Computershare directly at (800) 884-4225. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less applicable fees. Computershare will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at (800) 884-4225. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. See the response to Question 9.

•

Batch Order: A batch order is an accumulation of all sales request for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales may only be submitted in writing. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan, participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less applicable fees. See response to Question 9.

•

Day Limit Order: A day limit order is an order to sell shares of our common shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at (800) 884-4225.

•

Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at (800) 884-4225.

•

General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. Computershare may, under certain circumstances, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common shares may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

27. Can I transfer shares that I hold in the Plan to someone else?

Yes. Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. You may also call Computershare at (800) 884-4225 for complete transfer instructions or go to www.computershare.com/investor to download the appropriate materials. You will be asked to send Computershare written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

You may transfer shares to new or existing EPR shareholders. You may not transfer fractional shares unless you are transferring all of your shares.

28. I have just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at (800) 884-4225 or write to them at the address provided in Question 31. You can also update your personal data through Computershare’s online services at www.computershare.com/investor.

29. How may I modify or close my Plan account?

•

Changing Dividend Options. You may change dividend options through the Internet at www.computershare.com/investor, by telephone, or by submitting a new election to the Plan Administrator. To be effective for a specific dividend, Computershare must receive any change before the record date for such dividend. Record dates are usually 10 days prior to dividend payment dates.

•

Stopping Dividend Reinvestment. You may stop reinvestment of cash dividends at any time through the Internet at www.computershare.com/investor, by telephone or by sending instructions to Computershare. If Computershare receives your request to stop dividend reinvestment near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may pay such dividends in cash or reinvest them in common shares on your behalf. In the event reinvestment is made, Computershare will process your request to stop dividend reinvestment as soon as possible, but in no event later than five business days after the investment is made. After processing your request to stop dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares you hold in share certificate form, will be paid in cash by check or by direct deposit, as you may elect.

•	Closing your Plan account. You may close your Plan account by:

(a)

Requesting that Computershare move your whole shares to a book-entry account or issue a share certificate for all of your whole shares and a check for the value of any fractional share. See Question 23 for additional information on requesting a share certificate; or

(b)

Requesting that Computershare sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee and applicable processing fees. See Question 26 for additional information on sales.

If you have been reinvesting your dividends and Computershare receives your notice of termination near a dividend payment record date, Computershare, in its sole discretion, may either pay your dividend in cash or reinvest your dividend on your behalf. If Computershare reinvests your dividend, Computershare will process your termination as soon as practicable after the reinvestment transaction is completed.

30. Are there any other limits on the purchase of common shares under the Plan?

Our Declaration of Trust restricts the number of shares which may be owned by shareholders. Generally, for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year. The shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. In order to maintain our qualification as a REIT, our Declaration of Trust contains restrictions on the acquisition of shares intended to ensure compliance with these requirements.

Our Declaration of Trust generally provides that any person (not just individuals) holding more than 9.8% in number of shares or value, of the outstanding shares of any class or series of our common shares or preferred shares (the “Ownership Limit”) may be subject to forfeiture of the shares (including common shares and preferred shares) owned in excess of the Ownership Limit. We refer to the shares in excess of the Ownership Limit as “Excess Shares.” The Excess Shares may be transferred to a trust for the benefit of one or more charitable beneficiaries. The trustee of that trust would have the right to vote the voting Excess Shares, and dividends on the Excess Shares would be payable to the trustee for the benefit of the charitable beneficiaries. Holders of Excess Shares would be entitled to compensation for their Excess Shares, but that compensation may be less than the price they paid for the Excess Shares. Persons who hold Excess Shares or who intend to acquire Excess Shares must provide written notice to us.

See “U.S. Federal Income Tax Considerations” and “Description of Certain Provisions of Maryland Law and EPR’s Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Shares.”

31. Who administers and interprets the Plan? How do I contact them?

Administration of the Plan is conducted by the individual (who may be an employee of our Company), bank, trust company or other entity (including our Company) appointed from time to time by us to act as administrator of the Plan. Computershare is the current Plan Administrator. The Plan Administrator is responsible for administering the Plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

You may contact Computershare by:

Internet. You can obtain information and perform certain transactions on your Plan account on the Computershare website at www.computershare.com/investor.

Telephone. You can telephone Computershare toll-free within the United States and Canada by calling (800) 884-4225 or (781)575-4706 outside the United States or Canada. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Friday, between the hours of 9:00 A.M. and 6:00 P.M. Eastern time, (except holidays).

Mail. You may write to the Plan Administrator at the following address:

EPR Properties

c/o Computershare Trust Company, N.A.

P.O. Box 505000

Louisville, Kentucky 40233-5000

You should be sure to include your name, address, daytime phone number, account number and a reference to EPR Properties on all correspondence.

32. What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify Computershare promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common shares, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.computershare.com/investor. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

33. What if EPR issues a share dividend or declares a share split or rights offering?

Any share dividends or split shares distributed by us to you will be based on both the common shares registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such share dividend or share split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any share dividend, share split or corporate action.

34. How do I vote my Plan shares at shareholders’ meetings?

In connection with any meeting of our shareholders, you will receive proxy materials either online or by mail based on your preference. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other shareholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the shareholders’ meeting.

35. Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time in our sole discretion. All participants will receive notice following any such suspension, modification or termination. Amendments may include our appointment of a successor Plan Administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

Computershare also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

36. What are the responsibilities of EPR and Computershare under the Plan?

Neither we, our subsidiaries, our affiliates, nor Computershare will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. Computershare will have no liability for failed executions due to reasons beyond Computershare’s control.

You should recognize that neither EPR nor Computershare can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

37. Will dividends continue to be paid while the Plan is in effect?

In order to continue to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement limits the capital available to us to internally fund growth. Our future dividend payments may be lower if our earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of money available for distributions to our shareholders. Our Board of Trustees has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. While we expect to continue paying distributions to our shareholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

38. What are the U.S. federal income tax consequences of participating in the Plan?

The U.S. federal income tax treatment of dividend reinvestment and share purchase programs is not entirely clear. The following is a summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. We have not received nor do we intend to seek a private letter ruling from the IRS regarding the Plan. Moreover, this summary does not address the tax implications of your ownership of common shares of a REIT, including the effect of distributions made in respect of such shares. In addition to reading the following summary, please also review “U.S. Federal Income Tax Considerations,” for a summary of federal income tax considerations related to the ownership of our common shares acquired under the Plan.

Character of Distributions.

Our distributions to shareholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a “capital gain” dividend or, in the case of shareholders taxed at individual rates who satisfy certain holding period requirements, to the extent any portion of such dividend is attributable to dividends received by us from non-REIT corporations or taxable REIT subsidiaries). To the extent that we make distributions (not designated as capital gain dividends) in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your tax basis in our common shares and, to the extent in excess of your tax basis, will be taxable as a gain realized from the sale of your common shares. Distributions to corporate shareholders, including amounts taxable as dividends to corporate shareholders, will not be eligible for the corporate dividends-received deduction.

Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not “qualified dividend income” eligible for the reduced 15% or 20% rates (depending on the shareholder’s marginal U.S. federal income tax rate) available to most non-corporate taxpayers, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which will reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. Moreover, the reduced 15% or 20% rate does apply to our distributions:

(i) designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to tax at a 25% rate);

(ii) to the extent attributable to dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; and

(iii) to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

Amounts Treated as a Distribution.

Although the U.S. federal income tax treatment of dividend reinvestment programs is not entirely clear, if you participate in the dividend reinvestment feature of the Plan, it is expected that you will be treated for federal income tax purposes as having received, on the date the shares are acquired, a distribution in an amount equal to the sum of (a) the fair market value of the shares on the date the shares were acquired with reinvested dividends, (b) your pro rata share of any brokerage commissions paid by us in connection with the purchase of shares by the Plan Administrator from parties other than us and (c) any cash distributions actually received by you with respect to common shares not included in the Plan. When shares are purchased directly from us, the amount of the distribution will be the market price of the shares on the dividend reinvestment date, even if you acquired such shares at a discount.

The treatment of optional cash payments is also unclear, with most of the guidance consisting of private letter rulings issued by the IRS on which other taxpayers are not entitled to rely. In one private letter ruling

(involving a plan which did not acquire shares through open market purchases), the IRS concluded that there was no deemed distribution in connection with stock acquired through a stock purchase plan. In that ruling, the IRS did not make any distinction between persons who participated only in the stock purchase feature of the plan and persons who participate in both the dividend reinvestment and stock purchase features of the plan. In other private letter rulings, the IRS had suggested that a participant who participated in both features of the plan was treated as receiving a distribution with respect to the optional cash investments, which is taxed as described above, in an amount equal to (i) any excess of the fair market value of the shares on the investment date over the amount of the optional cash investment, plus (ii) the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the REIT on the participant’s behalf in connection with purchases on the open market. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash investments by the Plan Administrator, we presently intend to take the position that shareholder participants received their proportionate amount of the commissions or distributions. The total amount of cash dividends and other distributions will be reported to you and to the IRS on the appropriate tax form shortly after the end of each year.

Tax Basis and Holding Period of Shares Acquired Pursuant to the Plan.

Your tax basis in common shares acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of distribution. Your tax basis in additional common shares acquired under the Plan with optional cash investments should be equal to the amount of such optional cash investments plus the amount, if any, treated as a distribution to you. Your holding period for common shares acquired with reinvested cash distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash investments or are purchased with reinvested cash distributions in the open market, the holding period will commence on the day after the date of purchase.

Sale of Shares Acquired Pursuant to the Plan; Receipt of Share Certificates upon Withdrawal

You will generally recognize gain or loss for U.S. federal income tax purposes upon the sale of shares acquired under the Plan. You will not, however, recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account, but you will recognize gain or loss when you sell or exchange such shares received from the Plan. You will also recognize gain or loss when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

Backup Withholding; FATCA Withholding

Dividends paid to you may be subject to “backup withholding” (currently at a 24% rate). Thus, we or the Plan Administrator may be required to deduct as backup withholding an amount from all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common shares held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number (“TIN”); (b) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the withheld amount. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a participant’s U.S. federal income tax liability and may entitle the participant to a refund, provided that the required information is furnished to the IRS in a timely fashion.

Similarly, in certain circumstances where we or the Plan Administrator has not received proper certification of a participant’s status as a U.S. person for U.S. federal income tax purposes, withholding may be required with respect to distributions paid to a participant under the provisions of the Code commonly referred to as “FATCA.”

Foreign Shareholder Participation

If you are a foreign shareholder participant whose dividends or distributions are subject to U.S. federal income tax withholding, the appropriate amount will be withheld and the Plan Administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. If you wish to claim the benefit of any exemption from U.S. federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence, you need to provide the required certifications to the Plan Administrator. Moreover, if you are a foreign shareholder, you need to provide the required federal income certifications to establish your status as a foreign shareholder so that the foregoing backup withholding does not apply to you.

Foreign shareholders who elect to make optional cash investments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in United States dollars and will be invested in the same way as payments from other participants.

Costs of Administration.

All costs of administering the Plan, except for costs related to your voluntary selling of common shares, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution that is taxable to you or that would reduce your tax basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view your share of such costs as constituting a distribution to you that would be treated as a taxable dividend, as a distribution that reduces the tax basis in your shares or as gain from the sale of your shares.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan, and may not be applicable to certain participants, such as tax- exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the Plan or the disposal of shares acquired pursuant to the Plan.

39. Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request share certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

40. Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

Other important factors and risks are identified in the response to Question 41 below and in the section of this prospectus titled “Risk Factors.” You are encouraged to review these risk factors carefully.

41. What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

The Purchase Price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

•

We may not be able to pay dividends. In order to qualify as a REIT, we must distribute to our shareholder at least 90% of our REIT taxable income each year. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholder.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common shares varies, and you should purchase shares for long-term investment only. Although our common shares currently are traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common shares. Even if there is an active trading market for our common shares, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common shares.

Other important factors and risks are identified in section of this prospectus titled “Risk Factors.” You are encouraged to review these risk factors carefully.

USE OF PROCEEDS

Unless otherwise indicated by us from time to time, we intend to use the net proceeds from any sale of common shares for general business purposes, which may include funding the acquisition, development or financing of properties and repayment of debt. We have no basis for estimating either the number of common shares that will be ultimately purchased directly from us, if any, under the Plan or the prices at which such common shares will be sold. If the Plan Administrator purchases common shares in the open market under the Plan, we will not receive any proceeds.

DESCRIPTION OF COMMON SHARES

The following description of our common shares is only a summary and is subject to, and qualified in its entirety by reference to, the provisions governing such shares contained in our Declaration of Trust and Bylaws, copies of which we have previously filed with the SEC. Because the following is a summary, it does not contain all of the information that may be important to you. See “Where You Can Find More Information” for information about how to obtain copies of the Declaration of Trust and Bylaws.

Our Declaration of Trust authorizes us to issue up to 100,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, 2,300,000 of which are designated as Series A cumulative redeemable preferred shares (“Series A Preferred Shares”), 3,200,000 of which are designated as Series B cumulative redeemable preferred shares (“Series B Preferred Shares”), 6,000,000 of which are designated as Series C cumulative convertible preferred shares (“Series C Preferred Shares”), 4,600,000 of which are designated as Series D cumulative redeemable preferred shares (“Series D Preferred Shares”), 3,450,000 of which are designated as Series E cumulative convertible preferred shares (“Series E Preferred Shares”), 5,000,000 of which are designated as Series F cumulative redeemable preferred shares (“Series F Preferred Shares”) and 6,000,000 of which are designated as Series G cumulative redeemable preferred shares (“Series G Preferred Shares”). Our Declaration of Trust authorizes our Board of Trustees to determine, at any time and from time to time, the number of authorized shares of beneficial interest, as described below. As of May 31, 2019, we had 76,383,432 common shares issued and outstanding, 5,394,050 Series C Preferred Shares issued and outstanding, 3,447,381 Series E Preferred Shares issued and outstanding and 6,000,000 Series G Preferred Shares issued and outstanding. As of May 31, 2019, no Series A Preferred Shares, Series B Preferred Shares, Series D Preferred Shares or Series F Preferred Shares were issued and outstanding. As of the date of this prospectus, no other class or series of preferred shares has been established. For a summary of restrictions on ownership and transfers of shares, see “Description of Certain Provisions of Maryland Law and EPR’s Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Shares.”

Our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust at any time to increase or decrease the aggregate number of shares or the number of shares of any class that we have authority to issue. Our Declaration of Trust further authorizes our Board of Trustees to cause us to issue our authorized shares and to reclassify any unissued shares into other classes or series. We believe that this ability of our Board of Trustees will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our Board of Trustees has no intention at the present time of doing so, it could authorize us to issue a new class or series that could, depending upon the terms of the class or series, delay, defer or prevent a change of control of EPR.

The transfer agent and registrar for our shares is Computershare Trust Company, N.A.

Common Shares

All of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our Declaration of Trust regarding the restriction of the ownership of shares:

•	to receive distributions on our shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution; and

•

upon our liquidation, dissolution, or winding up, to receive all remaining assets available for distribution to common shareholders after satisfaction of our liabilities and the preferential rights of any preferred shares.

At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Subject to the provisions of our Declaration of Trust on registration or transfer, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Holders of our common shares do not have cumulative voting rights in the election of Trustees. A nominee for Trustee will be elected to the Board of Trustees if, at a meeting of shareholders duly called and at which a quorum is present, a majority of the votes cast are in favor of such nominee’s election; provided, however, that, if the number of nominees for Trustee exceeds the number of Trustees to be elected, Trustees will be elected by a plurality of all votes cast at a meeting of shareholders duly called and at which a quorum is present. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present will be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required under our Bylaws or by statute or by our Declaration of Trust.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or, except to the extent expressly required by the law pertaining to Maryland real estate investment trusts, appraisal rights. Shareholders have no preemptive rights to subscribe for any of our securities.

For other information with respect to our common shares, including effects that provisions in our Declaration of Trust and Bylaws may have in delaying, deferring or preventing a change in our control, see “Description of Certain Provisions of Maryland Law and EPR’s Declaration of Trust and Bylaws” below.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND

EPR’S DECLARATION OF TRUST AND BYLAWS

We are organized as a Maryland real estate investment trust. The following is a summary of our Declaration of Trust and Bylaws and several provisions of Maryland law. Because the following is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire Declaration of Trust and Bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law. See “Where You Can Find More Information” for information about how to obtain copies of our Declaration of Trust and Bylaws.

Trustees

Our Declaration of Trust and Bylaws provide that only our Board of Trustees will establish the number of Trustees, provided however that the term of office of a Trustee will not be affected by any decrease in the number of Trustees. Any vacancy on the Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining trustees do not constitute a quorum, or by the sole Trustee. Any Trustee elected to fill a vacancy will hold office until the next annual meeting of shareholders and until a successor is elected and qualified.

Prior to our 2018 annual meeting of shareholders, our Board of Trustees was divided into three classes. However, at the 2018 annual meeting, our shareholders approved an amendment to our Declaration of Trust to phase-out the Company’s classified board structure, such that Trustees whose terms expire (or Trustees elected to fill vacancies) after the 2018 annual meeting will be elected to serve for a term expiring at the Company’s next annual meeting of shareholders. Pursuant to the amendment, the Company’s Board of Trustees will be fully declassified by the Company’s 2021 annual meeting of shareholders. Until the Board of Trustees is declassified, the current classification Board of Trustees could have the effect of making the replacement of our incumbent Trustees more time consuming and difficult.

Our Declaration of Trust provides that, subject to any right of holders of one or more classes of preferred shares to elect or remove one or more Trustees, a Trustee may be removed for cause by the affirmative vote of the holders of at least two-thirds of our common shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent Trustees unless cause, as defined in the Declaration of Trust, exists, and they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

Our Bylaws provide that nominations of persons for election to our Board of Trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our Board of Trustees, or by a shareholder who (i) is a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with the advance notice provisions set forth in our Bylaws.

Under our Bylaws, a shareholder’s notice of nominations for Trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, a shareholder’s notice must be delivered to us not earlier than the close of business on the 90th day prior to such annual meeting and not later than the later of: (i) the 60th day prior to such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of such meeting. The public announcement of a postponement or of an adjournment of such annual meeting to a later date or time will not commence a new time period for the giving of a shareholder’s notice. If the number of Trustees to be elected to our Board of Trustees is increased and we make no public announcement of such action at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

For special meetings of shareholders, our Bylaws require a shareholder who is nominating a person for election to our Board of Trustees at a special meeting at which Trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of: (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder’s notice as described above.

Meetings of Shareholders

Under our Bylaws, our annual meeting of shareholders will take place during the second quarter of each year following delivery of the annual report. Our Chairman, President or one-third of our Trustees may call a special meeting of the shareholders. Our secretary also may call a special meeting of shareholders upon the written request of holders of at least a majority of the shares entitled to vote at the meeting.

Liability and Indemnification of Trustees and Officers

The laws relating to Maryland real estate investment trusts (the “Maryland REIT Law”) permit a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Our officers and Trustees are and will be indemnified under our Declaration of Trust against certain liabilities. Our Declaration of Trust provides that we will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former Trustee or officer of EPR; or (b) any individual who, while a Trustee or officer of EPR and at the request of EPR, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. We have the power, with the approval of our Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of EPR in any of the capacities described in (a) or (b) above and to any employee or agent of EPR or its predecessors.

We have also entered into indemnification agreements with our Trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from the respective Trustee’s or officer’s service to us.

We have obtained trustees’ and officers’ liability insurance for the purpose of funding the provision of any such indemnification.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Shareholder Liability

Under Maryland law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his or her status as a shareholder. Despite this, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our Trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Actions by Shareholders by Written Consent

Our Bylaws provide procedures governing actions by shareholders by written consent. The Bylaws specify that any written consents must be signed by shareholders entitled to cast a sufficient number of votes to approve the matter, as required by statute, our Declaration of Trust or our Bylaws, and such consent must be filed with minutes of the proceedings of the shareholders.

Restrictions on Ownership and Transfer of Shares

Our Declaration of Trust restricts the number of shares which may be owned by shareholders. Generally, for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year. The shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. In order to maintain our qualification as a REIT, our Declaration of Trust contains restrictions on the acquisition of shares intended to ensure compliance with these requirements.

Our Declaration of Trust generally provides that any person (not just individuals) holding more than 9.8% in number of shares or value, of the outstanding shares of any class or series of our common shares or preferred shares (the “Ownership Limit”) may be subject to forfeiture of the shares (including common shares and preferred shares) owned in excess of the Ownership Limit. We refer to the shares in excess of the Ownership Limit as “Excess Shares.” The Excess Shares may be transferred to a trust for the benefit of one or more charitable beneficiaries. The trustee of that trust would have the right to vote the voting Excess Shares, and dividends on the Excess Shares would be payable to the trustee for the benefit of the charitable beneficiaries. Holders of Excess Shares would be entitled to compensation for their Excess Shares, but that compensation may be less than the price they paid for the Excess Shares. Persons who hold Excess Shares or who intend to acquire Excess Shares must provide written notice to us.

Our Ownership Limit may also act to deter an unfriendly takeover of the Company.

Business Combinations

The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the MGCL, the following persons are deemed to be interested shareholders:

•	any person who beneficially owns 10% or more of the voting power of the trust’s shares; or

•

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

•	the affirmative vote of at least 80% of the votes entitled to be cast; and

•

the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust’s shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the MGCL if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees.

Control Share Acquisitions

The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The MGCL provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	One-tenth or more but less than one-third;

•	One-third or more but less than a majority; or

•	A majority or more of all voting power.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute of the MGCL does not apply to the following:

•	shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

•	acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL, known as the “Maryland Unsolicited Takeovers Act,” permits a Maryland corporation (or real estate investment trust) with a class of equity securities registered under the Exchange Act and at least three independent directors (or trustees) to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors (or board of trustees) and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the entity’s board of directors (or board of trustees) will be divided into three classes;

•	the affirmative vote of two-thirds of all of the votes entitled to be cast by shareholders generally in the election of directors (or trustees) is required to remove a director (or trustee);

•	the number of directors (or trustees) may be fixed only by vote of the directors (or trustees);

•

a vacancy on the board of directors (or board of trustees) may be filled only by the remaining directors (or trustees) and that directors (or trustees) elected to fill a vacancy will serve for the remainder of the full term of the class of directors (or trustees) in which the vacancy occurred; and

•

the request of shareholders entitled to cast at least a majority of all of the votes entitled to be cast at the meeting is required for shareholders to require the calling of a special meeting of shareholders.

The Maryland Unsolicited Takeovers Act does not limit the power of a corporation (or real estate investment trust) to confer on the holders of any class or series of preferred stock the right to elect one or more directors (or trustees). The Maryland Unsolicited Takeovers Act also permits the charter or a board resolution to prohibit the corporation (or real estate investment trust) from electing to be subject to any or all of the provisions of Subtitle 8, which we have not done. We currently have more than three independent Trustees and have a class of equity securities registered under the Exchange Act, and therefore our Board of Trustees may elect to provide for any of the foregoing provisions without shareholder approval. As of the date hereof, our Board of Trustees has not made any such election. However, through provisions of our Declaration of Trust and Bylaws unrelated to the Maryland Unsolicited Takeovers Act, we already provide for certain of the foregoing provisions of the Maryland Unsolicited Takeovers Act.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

The following provisions in our Declaration of Trust and Bylaws and in Maryland law could delay or prevent a change in control of EPR:

•	the limitation on ownership and acquisition of more than 9.8% of our shares;

•	the current classification of our Board of Trustees into classes, which will be fully declassified by our 2021 annual meeting of shareholders;

•	the requirement of cause and a two-thirds majority vote of shareholders for removal of our Trustees;

•

the fact that the number of our Trustees may be fixed only by vote of our Board of Trustees and that a vacancy on our Board of Trustees may be filled only by the affirmative vote of a majority of our remaining Trustees;

•	the advance notice requirements for shareholder nominations for Trustees and other proposals;

•	the business combination provisions of the MGCL;

•	the control share acquisition provisions of the MGCL; and

•	the power of our Board of Trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States (“U.S.”) federal income tax considerations regarding EPR and the acquisition, ownership and disposition of our common shares. For purposes of this section entitled “U.S. Federal Income Tax Considerations,” references to “we,” “us,” and “our” mean only EPR Properties and not its subsidiaries or other lower tier entities, except as otherwise indicated.

This summary is based on current law, is for general information only and is not tax advice. The tax treatment to holders of our common shares will vary depending on a holder’s particular situation. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common shares in light of the holder’s personal investments or tax circumstances. Moreover, this summary does not address tax considerations applicable to certain types of holders subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	a bank, insurance company, regulated investment company or other financial institution;

•	broker-dealers or traders;

•	partnerships and trusts, and partners and beneficiaries, respectively, thereof;

•	an S corporation;

•	a person who acquires our securities in connection with employment or other performances of services;

•	a person who holds our securities as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction, conversion transaction or other integrated investment;

•	a person subject to the alternative minimum tax; or

•	except as specifically described in the following summary, a tax exempt entity or a foreign person.

In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common shares.

The information in this section is based on the U.S. Internal Revenue Code (the “Code”), current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions, all as of the date of this prospectus. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that received the ruling. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may change or adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

This summary is based upon the assumption that the operation of the Company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by the non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that holders hold our common shares as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common shares depends in some circumstances on determinations of fact and interpretation of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our common shares, and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of such acquisition, ownership, sale and election and of potential changes in applicable tax laws.

Tax Reform Legislation Enacted December 22, 2017

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (“the TCJA”), which generally took effect for taxable years beginning on or after January 1, 2018. This legislation made many changes to the U.S. federal income tax laws that significantly impact the taxation of individuals, corporations (both non-REIT C corporations as well as corporations that have elected to be taxed as REITs), and the taxation of taxpayers with overseas assets and operations. However, a number of changes that reduce the tax rates applicable to non-corporate taxpayers (including a new 20% deduction for qualified REIT dividends that reduces the maximum effective rate of tax on such income to 29.6%), and also limit the ability of such taxpayers to claim certain deductions, will expire for taxable years beginning after 2025 unless Congress acts to extend them.

These changes impact us and our shareholders in various ways, some of which are adverse relative to prior law, and this summary of material U.S. federal income tax considerations incorporates these changes where material. To date, the IRS has issued only some guidance with respect to certain provisions of the new law. There are numerous interpretive issues and ambiguities that still require guidance and that are not clearly addressed in the legislative history that accompanied the Act or the General Explanation released by the Joint Committee on Taxation. Additional technical corrections legislation is still needed to clarify certain of the new provisions and give proper effect to Congressional intent. There can be no assurance, however, that technical corrections or other legislative changes that may be needed to prevent unintended or unforeseen tax consequences will be enacted by Congress anytime soon.

Taxation of the Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1997. Our REIT election, assuming continuing compliance with the then applicable qualification tests, continues in effect for subsequent taxable years. Although no absolute assurance can be given, we believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1997. We intend to continue to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT under the Code. However, we cannot assure you that we have in fact met or will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

Our counsel, Stinson LLP, has rendered an opinion to us that, commencing with our taxable year ended December 31, 1997, and through our taxable year ended December 31, 2018, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for the current and future taxable years. This opinion is based upon certain assumptions and representations as to factual matters made by us, including representations made by us in a representation letter and certificate provided by our officers and our factual representations set forth herein and in registration statements previously filed with the SEC. Any variation from the factual statements set forth herein, in registration statements previously filed with the SEC, or in the representation letter and certificate we have provided to our counsel may affect the conclusions upon which its opinion is based.

The opinions of Stinson LLP are based on existing law as contained in the Code and Treasury Regulations promulgated thereunder, in effect on the date of this prospectus, and the interpretations of such provisions and Treasury Regulations by the IRS and court decisions, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Our counsel will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the opinions expressed are not binding upon the IRS or any court. Accordingly, there can be no assurance that contrary positions may not successfully be asserted by the IRS. Moreover, our qualification and taxation as a REIT depends upon our ability, through actual annual operating results and methods of operation, to satisfy various qualification tests imposed under the Code, such as distributions to shareholders, asset composition levels, and diversity of stock ownership, the actual results of which have not been and will not be reviewed by our counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. In addition, our ability to qualify as a REIT also depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs, and for whom the actual results of the various REIT qualification tests have not been and will not be reviewed by our counsel. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements for qualification and taxation as a REIT.

For so long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our taxable income that is distributed currently to our shareholders because we will be entitled to a deduction for dividends that we pay. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholders’ level when distributed) that generally results from investment in an ordinary Subchapter C corporation.

Any distributions to our shareholders will be included in their income as dividends to the extent of our current or accumulated earnings and profits. U.S. shareholders generally will be subject to taxation on dividends distributed by us (other than designated capital gain dividends and dividends attributable to distributions we receive of “qualified dividend income”) at rates applicable to ordinary income (currently at a maximum tax rate of 37% for non-corporate shareholders), instead of at lower capital gain rates. However, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. Capital gain dividends and qualified dividend income will continue to be subject to a maximum 20% rate for non-corporate U.S. shareholders. Generally, our dividends are not treated as qualified dividend income subject to a favorable 15% or 20% rate. No portion of any of our dividends is eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally are treated for U.S. federal income tax purposes as return of capital to the extent of, and in reduction of, a shareholder’s tax basis in our shares. Our current or accumulated earnings and profits are generally allocated first to distributions made on our preferred shares, if any, and thereafter to distributions made on our common shares. For all of these purposes, our distributions include cash distributions and any in kind distributions of property that we might make.

If we qualify as a REIT, we will, however, be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” (for taxable years before 2018) on our items of tax preference under certain circumstances, including any deductions of net operating losses.

•

If we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate, currently 21%, on this income.

•

We will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) included in our inventory or held primarily for sale to customers in the ordinary course of business).

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. Shareholder (as defined below) would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we fail to satisfy the 75% or 95% gross income tests (as discussed below), but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because we satisfied certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amounts by which we fail the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to distribute for any calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a capital gains designation (described below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income is paid at the corporate level.

•

If we acquire any asset from a corporation which is or has been a Subchapter C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the Subchapter C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period set forth in Section 1374 of the Code beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on the excess of (a) the fair market value of the asset over (b) our adjusted tax basis in the asset, in each case determined as of the date we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that we will not make an election pursuant to existing Treasury Regulations to recognize such gain at the time we acquire the asset.

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We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary,” or “TRS,” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf. Any taxable REIT subsidiary is separately taxed on its net income as a C corporation.

•

If we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 for each taxable year in which we fail to satisfy any of the asset tests or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of).

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification as a REIT.”

•

A 100% tax may be imposed with respect to certain items of income and expense that are directly or constructively paid between a REIT and a TRS if and to the extent that the IRS establishes that such items were not based on market rates.

•	Certain of our subsidiaries that are subchapter C corporations, including any “taxable REIT subsidiaries,” will be subject to federal corporate income tax on their earnings.

If we fail to qualify or elect not to qualify as a REIT, we will be subject to U.S. federal income tax in the same manner as a C corporation. Distributions to our shareholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the Code. In that event, distributions to our shareholders will generally be taxable as ordinary dividends potentially eligible for the 15% or 20% income tax rate (depending on the shareholder’s marginal U.S. federal income tax bracket) discussed below in “Taxation of Taxable U.S. Shareholders” and, subject to limitations in the Code, will be eligible for the dividends received deduction for corporate shareholders. Also, we will generally be ineligible to re-qualify as a REIT for the four taxable years following disqualification. If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our shareholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes. The Code provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and

(8)	that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception with respect to pension funds.

A REIT also must report its income for U.S. federal income tax purposes based on a calendar year accounting period. We have adopted December 31 as our year end, and thereby satisfy this requirement.

To monitor continuing compliance with the share ownership requirements described in (5) and (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

We believe that we have satisfied each of the above conditions. In addition, our Declaration of Trust provides for restrictions regarding ownership and transfer of shares to prevent further concentration of share ownership (as summarized in “Description of Certain Provisions of Maryland Law and EPR’s Declaration of Trust and Bylaws”). These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. In general, if we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

Ownership of Interests in Partnerships and Limited Liability Companies.

We own and operate one or more properties through partnerships and limited liability companies. In the case of a REIT which is a partner in a partnership, or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and items of gross income of the partnership or limited liability company retain the same character in our hands for purposes of Section 856 of the Code, including for purposes of satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships and limited liability companies taxed as partnerships, in which we are, directly or indirectly through other partnerships or limited liability companies taxed as partnerships, a partner or member, are treated as our assets and items of income for purposes of applying the REIT qualification requirements described in this prospectus (including the income and asset tests described below).

Under the Code, a partnership generally is not subject to U.S. federal income tax; instead, each partner is allocated its distributive share of the partnership’s items of income, gain, loss, deduction and credit and is required to take such items into account in determining the partner’s income. New rules applicable to United States federal income tax audits of partnerships generally went into effect for taxable years beginning after December 31, 2017. Under these new rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that a partnership in which we directly or indirectly invest may be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of the partnership, could be required to bear the economic burden of those taxes, interest and penalties, even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these rules depend also on the particular provisions of each partnership or limited liability company agreement and the elections made by the partnership representative on behalf of the partnership

Ownership of Interests in Qualified REIT and Other Disregarded Subsidiaries.

We own 100% of the stock of a number of corporate subsidiaries that are qualified REIT subsidiaries (each, a “QRS”) and may acquire stock of one or more new subsidiaries. A corporation qualifies as a QRS if 100% of its outstanding stock is held by us, and we do not elect to treat the corporation as a taxable REIT subsidiary, as described below. A QRS is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a QRS are treated as our assets, liabilities and items of income, deduction and credit for all purposes of the Code, including the REIT qualification tests. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. For this reason, in applying the U.S. federal income tax requirements described in this summary, references to our income and assets include the income and assets of any QRS or other disregarded subsidiary. A QRS is not subject to U.S. federal income tax, and our ownership of the voting stock of a QRS is ignored for purposes of determining our compliance with the asset tests that limit ownership of securities described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries and other Taxable Corporate Subsidiaries.

A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. We own several corporate subsidiaries that have elected TRS status and may acquire interests in additional TRSs in the future.

A TRS is subject to U.S. federal income tax at regular corporate rates (currently a rate of 21%), and also may be subject to state and local taxation.

We are not treated as holding the assets of a TRS or other taxable corporate subsidiary or as receiving any income that such subsidiary earns. Rather, the stock of a TRS or taxable corporate subsidiary is an asset in our hands, and we treat the dividends paid to us from such TRS or taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable corporate subsidiary in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

As discussed below under “—Penalty Tax,” the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s operations that are not conducted on an arm’s-length basis. Any dividends paid or deemed paid by any one of our TRSs will be taxable to our shareholders to the extent the dividends received from the TRS are paid to our shareholders. We may own more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% (25% for taxable years beginning on or after January 1, 2009 and ending on or before December 31, 2017) of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure you that this will always be true. Our ownership of securities of a TRS will not be subject to the 10% or 5% asset tests described below, and the TRS’s operations will be subject to the provisions described below.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other hotels of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, determined by taking into account only shares held by persons owning, directly or indirectly, more than 5% of the publicly traded stock of the eligible independent contractor). We take all steps reasonably practicable to ensure, that neither our TRSs nor any of their subsidiaries (nor any TRSs that we may own in the future) will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by our TRSs will qualify as “eligible independent contractors” with regard to the TRSs. We believe that our hotel managers have qualified, and will continue to qualify, as eligible independent contractors. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between our hotel managers and our shareholders could impact the hotel management company’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify a hotel management company as an eligible independent contractor, which would in turn disqualify us as a REIT.

Certain restrictions are imposed on TRSs. First, a trade or business (including, but not limited to, a trade or business of a TRS) may not deduct interest payments made in any year to the extent that such payments exceed, generally, 30% of the trade or businesses’ adjusted taxable income for that year (although the trade or business may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 30% test provided certain conditions are met). See also, “—Interest Deduction Limitation Enacted by the TCJA.”

Further, the TRS rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm’s-length basis; however we cannot assure you that we will be successful in avoiding this excise tax.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy seven tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets, including assets held by our QRSs and our allocable share of the assets held by the partnerships and other entities treated as partnerships under the Code in which we own an interest, must be represented by “real estate assets,” cash, cash items and governmental securities, as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by EPR for the one-year period beginning on the date of receipt of such new capital. “Real estate assets” are defined to include (1) interests in real property, (2) interests in mortgages on real property, such as land and buildings, (3) leasehold interests in real property, and (4) personal property that is leased in connection with a lease of real property for which the rent attributable to the personal property is not greater than 15% of the total rent received under the lease, (5) shares (or transferable certificates of beneficial interest) in other REITs and (6) debt instruments issued by publicly offered REITs.

Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset test, and except for certain investments in other REITs, a QRS or a TRS, the value of any one issuer’s securities may not exceed 5% of the value of our total assets.

Fourth, of the investments included in the 25% asset test, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

Fifth, of the investments included in the 25% asset test, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than certain securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities for purposes of this 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of this 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Sixth, not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments (e.g., debt instruments that are not secured by mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”).

Seventh, no more than 20% (25% for taxable years beginning on or after January 1, 2009 and ending on or before December 31, 2017) of the value of our assets may be comprised of securities of one or more TRSs.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if (i) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations. For a failure that exceeds the de minimis thresholds described above that is due to reasonable cause and not willful neglect, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking other actions, which allow us to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets and (iii) filing a schedule describing each asset that caused the failure in accordance with applicable Treasury Regulations.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter end, there can be no assurance we always will be successful. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Gross Income Tests

We must satisfy two gross income requirements for each taxable year to maintain our qualification as a REIT. First, in each taxable year at least 75% of our gross income must be “qualifying income.” Qualifying income generally includes (i) “rents from real property” (except as modified below), (ii) interest on obligations collateralized by mortgages on, or interests in, real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”), (iii) dividends or other distributions on shares in other REIT’s, as well as gain from the sale of those shares, (iv) abatements and refunds of real property taxes, (v) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”), (vi) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property, (vii) “qualified temporary investment income,” and (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction. Second, in each taxable year at least 95% of our gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from income from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property (which, for this purpose, includes personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all such property). If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

Rents we receive pursuant to leases will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT described above only if all of the following conditions are met:

•

The leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether a lease is a true lease for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner, and the extent to which the property owner retains the risk of loss with respect to the property.

•

The amount of rent must not be based in any way on the income or profits of any person, although rents generally will not be excluded solely because they are based on a fixed percentage or percentages of gross receipts or gross sales.

•

We, or an actual or constructive owner of 10% or more of our capital shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from any such tenant that is our TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of outstanding stock of such TRS. In addition, rents we receive from a tenant that also is our TRS will not be excluded from the definition of “rents from real property” as a result of our ownership interest in the TRS if the property to which the rents relate is a qualified lodging facility or a qualified healthcare property, and such property is operated on behalf of the TRS by a person who is an independent contractor and certain other requirements are met. Our TRSs will be subject to U.S. federal income tax on their income from the operation of these properties.

•

Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We currently have several leases that generate non-qualifying rent from personal property but such amounts are not material in relation to our gross income.

•

The REIT generally must not operate or manage the property for which the rents are received or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a TRS. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We structure our leases, and we currently intend to structure all future leases, so that they qualify as true leases for U.S. federal income tax purposes. We do not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as described above), and generally we do not intend to rent any personal property (other than in connection with a lease of real property where either less than 15% of the total rent is attributable to personal property or an amount immaterial to our operations is attributable to personal property). Currently, we do have several leases in which the rent attributable to personal property may exceed the 15% limitation based on the original respective fair market values of the real property and personal property at the time the lease was executed.

We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire a TRS, or an independent contractor from whom we derive no revenue, to perform such services.

The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of some or all of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test and from the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges, we hedge other risks or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have made investments in properties located in foreign countries. These investments could cause us to incur foreign currency gains or losses. “Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests Applicable to REITs.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Dividends we receive from our TRSs will qualify under the 95%, but not the 75%, gross income test.

The Department of Treasury has the authority to determine whether any item of income or gain which does not otherwise qualify under the 75% or 95% gross income tests, may be excluded as gross income for purposes of such tests or may be considered income that qualifies under either such test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% gross income test or the 95% gross income test, as applicable, multiplied by a fraction intended to reflect our profitability.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain we realize on the sale of any property, other than foreclosure property, held as inventory or otherwise primarily for sale to customers in the ordinary course of business, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; and (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion) for the year of sale, (b) the aggregate tax basis of property sold (excluding sales of foreclosure property or in connection with an involuntary conversion) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, (c) the fair market value of property sold (excluding sales of foreclosure property or in connection with an involuntary conversion) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year, (d) effective for taxable years beginning after December 31, 2015, the aggregate adjusted tax basis of property sold during the year is 20% or less of the aggregate adjusted tax basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted tax basis of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each the three taxable years ending with the year of sale; or (e) effective for taxable years beginning after December 31, 2015, the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale. If we rely on clauses (b), (c), (d) or (e) in the preceding sentence, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income, or, effective for taxable years beginning after December 31, 2015, a TRS. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this safe harbor.

We intend to engage in the business of acquiring, developing and owning our properties for investment with a view to long-term appreciation. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to engage in prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest generally represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We believe that all fees paid to our TRSs for tenant services are at arm’s-length rates, although the fees may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully makes such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to:

(A)	the sum of

(i)	90% of our “REIT taxable income” (computed before deductions for dividends paid and excluding net capital gain) and

(ii)	90% of our net income (after tax), if any, from foreclosure property; minus

(B)

the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable) over 5% of “REIT taxable income” as described above.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a Subchapter C corporation in a transaction in which our tax basis in the asset is determined by reference to the tax basis of the asset in the hands of that Subchapter C corporation, within the ten year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax built in gain, if any, we recognized on the disposition of the asset.

We must pay the distributions described above in the taxable year to which they relate (“current distributions”), or, at our election, in the following taxable year if they are either (i) declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve months following the close of such year (“throwback distributions”) or (ii) paid during January to shareholders of record in October, November or December of the prior year (“deemed current distributions”).

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, we would be subject to a nondeductible 4% excise tax to the extent we fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a capital gains designation and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which a REIT-level corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the excise tax.

We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We generally expect that our REIT taxable income will be less than our cash flow because of the allowance of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. Further, it is possible that from time to time we may be allocated a share of net capital gain attributable to any depreciated property we sell that exceeds our allocable share of cash attributable to that sale. If these circumstances occur, we may need to arrange for borrowings, or may need to pay dividends in the form of taxable stock dividends, in order to meet the distribution requirements. Furthermore, under amendments to Section 451 of the Code made by the TCJA, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income.

In addition, Section 162(m) of the Code prohibits publicly held corporations from taking a tax deduction for annual compensation in excess of $1 million paid to any of the corporation’s “covered employees.” Prior to the enactment of the TCJA, a publicly held corporation’s covered employees included its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), and certain “performance-based compensation” was excluded from the $1 million cap. The TCJA made certain changes to

Section 162(m) of the Code, effective for taxable years beginning after December 31, 2017. These changes include, among others, expanding the definition of “covered employee” to include the chief financial officer and repealing the performance-based compensation exception to the $1 million cap, subject to a transition rule for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after that date. These changes could result in increases in our REIT taxable income without a corresponding increase in our cash available for distribution, making it more difficult for us to meet the annual distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure (due to, for example, an IRS adjustment such as an increase in our taxable income or a reduction in reported expenses) to meet the 90% distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

Interest Deduction Limitation Enacted by the TCJA

Commencing in taxable years beginning after December 31, 2017, Section 163(j) of the Code, as amended by the TCJA, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, this interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate-level tax. Similarly, the limitation could cause our TRSs to have greater taxable income and thus potentially greater corporate tax liability.

Failure to Qualify

Certain cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the gross income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax for taxable years before January 1, 2018) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

In addition, if we fail to qualify as a REIT, all distributions to shareholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends-received deduction and individual distributees may be eligible for preferential rates, if any, on any qualified dividend income. However, if we fail to qualify as a REIT, U.S. shareholders that are individuals would no longer be entitled to the

20% deduction for ordinary dividends distributed by us. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.

Taxation of Taxable U.S. Shareholders

The following summary describes certain U.S. federal income tax consequences to U.S. shareholders with respect to an investment in our shares. This discussion does not address the tax consequences to persons who receive special treatment under the U.S. federal income tax law. Shareholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. If you are a “U.S. shareholder,” as defined below, this section or the section entitled “Taxation of Tax-Exempt Shareholders” applies to you. Otherwise, if you are a “Non-U.S. shareholder” (as defined below), the section entitled “Taxation of Non-U.S. Shareholders,” applies to you.

As used herein, the term “U.S. shareholder” means a beneficial owner of our shares who, for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership holding our shares, and any partner thereof, should consult its own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares by the partnership.

Distributions Generally

As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits (and not designated as capital gain dividends), generally will constitute dividends taxable to our U.S. shareholders as ordinary income when actually or constructively received. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our common shares. These distributions will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. However, for taxable years prior to 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. To the extent that we make distributions (not designated as capital gain dividends) in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis which each U.S. shareholder has in his or her shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. shareholders’ adjusted tax basis in his or her shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. We will notify shareholders after the close of the taxable year as to the portion of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Because we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not “qualified dividend income” eligible for the reduced 15% or 20% rates (depending on the shareholder’s marginal U.S. federal income tax rate) available to most non-corporate taxpayers, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the reduced 15% or 20% rate does apply to our distributions:

•	designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to tax at a 25% rate);

•	to the extent attributable to dividends received by us from non-REIT corporations or other TRSs; and

•	to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

It is not likely that a significant amount of our dividends paid to individual U.S. shareholders will constitute “qualified dividend income” eligible for the current reduced tax rates of 15% or 20%.

Distributions will generally be taxable, if at all, in the year of distribution. However, dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our common shares and partially paid in cash that comply with recent IRS guidance, will be taxable to recipient U.S. shareholders to the same extent as if paid in cash. See “Taxation of the Company—Annual Distribution Requirements” above.

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 0%, 15%, 20% or 25% rate, depending on the nature of the asset giving rise to the gain and the shareholder’s marginal federal income tax rate. Corporate U.S. shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Long-Term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”) we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. shareholder generally would:

•

include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will be treated as portfolio income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the shareholders will be taxed at ordinary income rates on such amounts. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

Dispositions of Shares

Generally, if you are a U.S. shareholder and you sell or dispose of your shares, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property you receive with respect to such sale or other disposition and (ii) your adjusted tax basis in the shares for tax purposes. This gain or loss will be capital in nature if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year, and will be taxed at ordinary income tax rates (up to 37%) if the shares are held for one year or less. However, if you are a U.S. shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us or which were retained by us and which were required to be treated as long-term capital gains.

The maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is currently 15% or 20% (depending on the shareholder’s marginal U.S. federal income tax bracket) for most assets. In the case of individuals whose ordinary income is taxed at a 10% or 15% rate, the 15% rate is reduced to 0%.

If an investor recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Redemption of Shares

If we redeem any of our shares held by you, the tax treatment of the redemption must be determined based on facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” within the meaning of Section 302(b) of the Code with respect to you.

In applying these tests, you must take into account your ownership of all classes of our equity securities. You also must take into account any equity securities that are considered to be constructively owned by you under the Code.

If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is likely that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate of 15% or 20%, depending on the shareholder’s marginal U.S. federal income tax bracket. In the case of individuals whose ordinary income is taxed at a 10% or 15% rate, the 15% rate is reduced to 0%. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to your situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. The amount of the dividend will be the amount of cash and the fair market value of any property received. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shares in us that you own. If you own no other shares in us, under certain circumstances, such tax basis may be transferred to a related person, or it may be lost entirely.

Medicare Tax on Net Investment Income

A U.S. Shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. person’s “net investment income” for a taxable year or (ii) the excess of the U.S. person’s modified adjusted gross income for such taxable year over $200,000 for a single individual ($250,000 in the case of joint filers and $125,000 for married filing separate). For these purposes, “net investment income” generally includes, among other things, dividends and net gain from the disposition of stock unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities), but will be reduced by any deductions properly allocable to such income or net gain. The temporary 20% deduction with respect to ordinary REIT dividends received is allowed only for purposes of Chapter 1 of the Code and thus appears not to be allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. A U.S. person that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our shares.

Information Reporting and Backup Withholding

We report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid at the fourth lowest rate of tax under Section 1(c) of the Code (which is currently 24%) unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholders’ income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

The IRS has ruled that amounts distributed as dividends by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income (“UBTI”). Based on that ruling, dividend income from us should not be UBTI to a tax-exempt shareholder so long as the tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Generally, “debt financed property” is property the acquisition of which was financed through a borrowing by the tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” may be treated as UBTI to certain types of trusts that hold more than 10% (by value) of the interests in the REIT. A pension held REIT is any REIT if more than 25% (by value) of its shares are owned by at least one pension trust, or one or more pension trusts, each of which owns more than 10% (by value) of such shares, and in the aggregate such pension trusts own more than 50% (by value) of its shares. We do not expect to be classified as a “pension held REIT,” but because our shares are publicly traded, we cannot guarantee this will always be the case.

Tax-exempt shareholders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in our shares.

Taxation of Non-U.S. Shareholders

The following summary describes certain U.S. federal income tax consequences to “Non-U.S. shareholders” with respect to an investment in our shares. As used herein, the term “Non-U.S. shareholder” means a beneficial owner of our shares who, for U.S. federal income tax purposes is not a U.S. shareholder (as defined above) or an entity that is treated as a partnership for U.S. federal income tax purposes. The rules governing U.S. federal income taxation of the ownership and disposition of shares by persons that are not U.S. shareholders are complex. No attempt is made herein to provide more than a brief summary of such rules. Accordingly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Non-U.S. shareholder in light of its particular circumstances and does not address any state, local or foreign tax consequences.

Non-U.S. shareholders should consult their own tax advisors to determine the impact of U.S. federal, state, local and foreign tax consequences to them of an investment in our shares, including tax return filing requirements.

Distributions

Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. shareholder). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. In general, Non-U.S. shareholders will not be considered engaged in a U.S. trade or business (or in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of shares.

Dividends that are treated as effectively connected with such a trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. shareholder) will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. shareholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. shareholder that is a corporation also may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a Non-U.S. shareholder unless:

•	a lower treaty rate applies and you file with us an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for such reduced treaty rate of withholding; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with your trade or business.

Return of Capital Distributions

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in our shares, but rather will reduce the adjusted tax basis of such shares. Distributions in excess of your adjusted tax basis in our shares will give rise to gain from the sale or exchange of such shares. The tax treatment of this gain is described below.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld generally should be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Distributions to you that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in our shares is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a Non-U.S. shareholder (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. shareholder) that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•

you are a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

For each year during which we qualify as a REIT, distributions that are attributable to net capital gain from the sale or exchange of U.S. real property interests, such as properties beneficially owned by us, will be taxed to a Non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980

(“FIRPTA”). Under FIRPTA, such distributions paid to a Non-U.S. shareholder who owns more than 10% of the value of our shares at any time during the one-year period ending on the date of distribution will be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Generally, you will be taxed at the same capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). We will be required to withhold and to remit 35% (or such lesser percentage provided in Treasury Regulations) of any distribution to you that could be treated as a capital gain dividend. The amount withheld is creditable against your U.S. federal income tax liability. However, any distribution with respect to any class of shares which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if you did not own more than 10% of such class of shares at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions. In addition, distributions to “qualified foreign pension funds” (as defined in the Code) or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from this withholding tax.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares held by Non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.

Sale of Shares

Gain recognized by a Non-U.S. shareholder upon the sale or exchange of our shares generally will not be subject to U.S. taxation unless such shares constitute a U.S. real property interest. Our shares will not constitute a U.S. real property interest so long as (i) we are a domestically-controlled qualified investment entity, which includes a REIT, if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders or (ii) such class of our shares is regularly traded, as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and you owned, actually and constructively, 10% or less in value of such class of our shares throughout the shorter of the period during which you held such shares or the five-year period ending on the date of the sale or exchange.

Notwithstanding the foregoing, gain from the sale or exchange of our shares not otherwise subject to FIRPTA will be taxable to you if either (1) the investment in our shares is treated as effectively connected with your U.S. trade or business or (2) you are a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares (subject to the 5% exception applicable to regularly traded stock described above), you may be treated as having gain from the sale or exchange of a U.S. real property interest if you (1) dispose of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest and (2) acquire, or enter into a contract or option to acquire, or are deemed to acquire, substantially identical shares during the 61 day period beginning 30 days before the ex-dividend date.

If gain on the sale or exchange of our shares were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if our shares are not then traded on an established securities market, the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our shares exceed the Non-U.S. shareholder’s tax liability resulting from such disposition, such excess may be refunded or credited against such Non-U.S. shareholder’s U.S. federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our shares may not satisfy a Non-U.S. shareholder’s entire tax liability under FIRPTA, and such Non-U.S. shareholder remains liable for the timely payment of any remaining tax liability.

As discussed in more detail under “Taxation of Taxable U.S. Shareholders-Medicare Tax on Net Investment Income,” a 3.8% Medicare tax will apply, in addition to regular income tax, to certain net investment income. The 3.8% Medicare tax generally applies only to U.S. shareholders; however, Treasury Regulations provide that the 3.8% Medicare tax may be applicable to Non-U.S. shareholders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. shareholders should consult their own tax advisors about the possible application of the 3.8% Medicare tax.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds from the disposition of shares made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example, by properly certifying your Non-U.S. shareholder status on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the regulations thereunder (commonly referred to as “FATCA”) impose a 30% withholding tax on U.S. source payments of dividends and (subject to the proposed Treasury Regulations, discussed below) gross proceeds from the sale or other disposition of our common shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S. owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk of FATCA withholding on payments made by the Company to non-U.S. investors, these agreements are expected to reduce the risk of withholding for investors in (or indirectly holding our common shares through financial institutions in) those countries. In addition, the presence in the payment chain of an intermediary that fails to comply with the additional certification, information reporting and other specified requirements under FATCA could result in withholding under FATCA being imposed on payments of dividends and proceeds to U.S. holders who own our common shares through foreign accounts or foreign intermediaries. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. These proposed Treasury Regulations can be relied on until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the application of FATCA and the final regulations on them.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. The TCJA significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Additional technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

State and Local Tax Consequences

We may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which we transact business, and our shareholders may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which they reside. The state and local tax treatment of us may not conform to the U.S. federal income tax treatment discussed above. Several states in which we may own properties treat REITs as ordinary Subchapter C corporations subject to tax at the corporate level. In addition, your state and local tax treatment may not conform to the U.S. federal income tax treatment discussed above. You should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common shares in open market transactions, we will sell directly to the Plan Administrator the common shares acquired under the Plan. The shares, including shares acquired pursuant to Request for Waiver forms, may be resold in market transactions on any national securities exchange on which our common shares trade or in privately negotiated transactions. Our common shares currently are listed on the NYSE.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the $10,000 allowable maximum pursuant to request forms on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a Request for Waiver form, we may consider relevant factors including, among other things those factors discussed in Question 14.

We may sell common shares through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to Request for Waiver forms.

Subject to the availability of shares of our common shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. You will pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

LEGAL MATTERS

Stinson LLP, Kansas City, Missouri, will issue an opinion about the validity of the common shares and EPR’s qualification and taxation as a REIT under the Code. In addition, the description of EPR’s taxation and qualification as a REIT under the caption “U.S. Federal Income Tax Considerations” is based upon the opinion of Stinson LLP.

EXPERTS

The consolidated financial statements and schedules of EPR Properties and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein, and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering Analysis and Retrieval (EDGAR) system. In addition, our common shares, Series C Preferred Shares, Series E Preferred Shares and Series G Preferred Shares are listed on the New York Stock Exchange and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, relating to the securities covered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC as described in this paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus or information we later file with the SEC, modifies or replaces that information.

The documents listed below have been filed by us under the Exchange Act (File No. 001-13561) and are incorporated by reference in this prospectus (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

1.

Our Annual Report on Form 10-K for the year ended December 31, 2018 (including information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our definitive proxy statement on Schedule 14A filed with the SEC on April 18, 2019);

2.	Our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2019;

3.	Our Current Reports on Form 8-K filed on January 10, 2019 and May 30, 2019; and

4.

The description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on November 4, 1997, including any amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

Investor Relations Department

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700/FAX (816) 472-5794

Email: info@eprkc.com

Our SEC filings also are available on our Internet website at www.eprkc.com. The information on our website is not, and you must not consider the information to be, a part of or incorporated by reference into this prospectus.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities.

Registration Fee Under Securities Act of 1933	$—
Legal Fees and Expenses	30,000.00
Accounting Fees and Expenses	10,000.00
Printing and Engraving Expenses	15,000.00
NYSE Fees	56,250.00
Transfer Agent Fees and Expenses	2,000.00
Miscellaneous Fees and Expenses	5,000.00
Total	$118,250.00

Item 15.	Indemnification of Trustees and Officers.

The laws relating to Maryland real estate investment trusts (the “Maryland REIT Law”) permit a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

Our officers and trustees are and will be indemnified under our Declaration of Trust against certain liabilities. Our Declaration of Trust provides that we will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of EPR; or (b) any individual who, while a trustee or officer of EPR and at the request of EPR, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. We have the power, with the approval of our Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of EPR in any of the capacities described in (a) or (b) above and to any employee or agent of EPR or its predecessors.

We have also entered into indemnification agreements with our trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from the respective trustee’s or officer’s service to us.

We have obtained trustees’ and officers’ liability insurance for the purpose of funding the provision of any such indemnification.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Item 16.	Exhibits.

See Exhibit Index attached hereto and incorporated by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424:

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Composite of Amended and Restated Declaration of Trust of the Company (inclusive of all amendments through June 1, 2018), which is attached as Exhibit 3.1 to the Company’s Form 10-Q (Commission File No. 001-13561) filed on July 31, 2018, is hereby incorporated by reference as Exhibit 3.1

3.2	Amended and Restated Bylaws of the Company (inclusive of all amendments through May 30, 2019), which is attached as Exhibit 3.2 to the Company’s Form 8-K (Commission File No. 001-13561) filed on May 30, 2019, is hereby incorporated by reference as Exhibit 3.2

4.1	Form of Common Shares Certificate, which is attached as Exhibit 4.3 to the Company’s Registration Statement on Form S-3ASR (Registration No. 333-189024) filed June 3, 2013, is hereby incorporated by reference as Exhibit 4.1

5.1	Opinion of Stinson LLP regarding legality

8.1	Opinion of Stinson LLP regarding tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Stinson LLP (included in Exhibits 5.1 and 8.1)

24.1	Powers of Attorney of certain officers and trustees (included on signature pages)

99.1	Enrollment Form for New Investors

99.2	Enrollment Form for Registered Shareholders

99.3	Request for Waiver

99.4	Direct Debit Authorization Form

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 3rd day of June, 2019.

EPR PROPERTIES, a Maryland real estate investment trust

By:	/s/ Craig L. Evans
Name:	Craig L. Evans
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory K. Silvers, Mark A. Peterson and Craig L. Evans, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission or any other regulatory authority, grants to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and ratifies and confirms all that the attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Robert J. Druten Robert J. Druten	Chairman of the Board of Trustees	June 3, 2019

By:	/s/ Gregory K. Silvers Gregory K. Silvers	President, Chief Executive Officer (Principal Executive Officer) and Trustee	June 3, 2019

By:	/s/ Mark A. Peterson Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	June 3, 2019

By:	/s/ Tonya L. Mater Tonya L. Mater	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 3, 2019

By:	/s/ Thomas M. Bloch Thomas M. Bloch	Trustee	June 3, 2019

By:	/s/ Barrett Brady Barrett Brady	Trustee	June 3, 2019

By:	/s/ Peter C. Brown Peter C. Brown	Trustee	June 3, 2019

By:	/s/ James B. Connor James B. Connor	Trustee	June 3, 2019

By:	/s/ Jack A. Newman, Jr. Jack A. Newman, Jr.	Trustee	June 3, 2019

By:	/s/ Virginia E. Shanks Virginia E. Shanks	Trustee	June 3, 2019

By:	/s/ Robin P. Sterneck Robin P. Sterneck	Trustee	June 3, 2019